EXHIBIT 99.1

DGT Holdings Reports Fiscal 2012 Second Quarter Financial Results

Highlights

  Villa Sistemi Medicali business sale completed on November 3rd
  FY 2012 second quarter sales increased 21.9% to $3.0 million from $2.5 million
  FY 2012 second quarter net income of $7.8 million
  Current cash net of debt $43.3 million or $11.27 per share

BAY SHORE, N.Y., March 2, 2012 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) ("DGT Holdings" or the "Company") today announced financial results for its fiscal 2012 second quarter and six months ended January 28, 2012.

BUSINESS SALE

On August 3, 2011, the Board of Directors of the Company approved the sale of its Italian Subsidiary, Villa Sistemi Medicali S.p.A ("Villa"). On November 3, 2011, the Company completed the sale of Villa. As a result, the Villa business has been reflected in discontinued operations in the financial statements of the Company and prior periods have been restated. This business represented the entire Medical Systems Group. The Company received net proceeds in cash of $21.6 million and an unsecured promissory note initially valued as $0.7 million and recognized a net gain of $7.4 million during the second quarter of fiscal 2012.

FINANCIAL RESULTS

Three Month Results

Sales for the fiscal 2012 second quarter increased 21.9% to $3.0 million from $2.5 million in the second quarter of fiscal 2011, due to increased volume at the Power Conversion Group.

Gross margin for the fiscal 2012 second quarter was 36.3% as compared to 11.1% in the same period last year.  The increase in margin is due to the additional volume and favorable product mix during the fiscal 2012 second quarter. In addition, the prior year second quarter gross margin reflected increased reserves for excess inventory.

Operating expenses in the fiscal 2012 second quarter were $1.3 million, or 44.5% of total sales, compared to $1.1 million, or 42.6% of total sales, in the prior year's second quarter.

Operating loss for the fiscal 2012 second quarter was $0.3 million compared to an operating loss of $0.8 million in the second quarter of fiscal 2011. The Power Conversion Group had operating income of $0.3 million in the fiscal 2012 second quarter, compared to an operating loss of $0.3 million in the comparable period last year. Unallocated corporate expenses for the second quarter of fiscal 2012 totaled $0.6 million, as compared to $0.4 million in the first quarter of the prior year.

Loss from continuing operations in the second quarter of fiscal 2012 was $0.2 million, or $0.06 per share per share, compared to an operating loss of $0.8 million, or $0.30 per share in the prior year period.

Discontinued operations, related to the Villa sale, had net income of $0.6 million during the second quarter of fiscal 2012, on sales of $5.3 million, compared to net income of $1.9 million in the second quarter of fiscal 2011, on sales of $22.4 million. The Villa subsidiary was sold on November 3, 2011 and the fiscal 2012 second quarter results include only one month of activity compared to three months in the prior fiscal year.

A net gain on the sale of Villa of $7.4 million was recognized during the second quarter of fiscal 2012.

Net income in the second quarter of fiscal 2012, which includes the gain on the disposal of Villa, was $7.8 million, or $2.02 per basic and diluted share, compared to net income of $1.1 million, or $0.43 per basic and diluted share in the comparable prior year period.

Six Month Results

Sales for the first six months of fiscal 2012 increased 19.0% to $5.6 million from $4.7 million in the same period of the prior year.

Gross margin for the first six months of fiscal 2012 was 35.3% as compared to 17.3% in the first six months of fiscal 2011. Process improvements affecting material utilization attributed to increased margins and reduced material variances in the first six months of fiscal 2012. Additionally, revenue increased from prior year, while the plant overhead remained flat resulting in an increase of gross margin % over the prior year results. The comparable prior year margin was also adversely impacted by unfavorable product mix and increased reserves for excess inventory.

Operating expenses in the first six months of fiscal 2012 were $2.7 million, or 47.3% of sales, compared to $2.2 million, or 46.8% in the same period of the prior year. The increase was primarily due to stock compensation expense for the restricted shares issued during the latter part of fiscal year 2011, as well as stock options granted during the second quarter of fiscal 2012 and accelerated vesting of certain options.

Operating loss for the first half of fiscal 2012 was $0.7 million, compared to an operating loss of $1.4 million in the first half of the prior year. The Power Conversion Group had operating income of $0.3 million in the first half of fiscal 2012, compared to an operating loss of $0.6 million in the same period of the prior year. Unallocated corporate expenses for the first half of fiscal 2012 were $1.0 million compared to $0.7 million in the first half of fiscal 2011.

Loss from continuing operations in the first six months of fiscal 2012 was $0.7 million, or $0.17 per share, compared to an operating loss of $1.4 million, or $0.64 per share, in the comparable prior year period.

Discontinued operations had net income from operations of $1.2 million during the first six months of fiscal 2012 on sales of $16.7 million, compared to net income of $2.8 million in the first six months of the prior fiscal year on sales of $35.7 million. The Villa subsidiary was sold on November 3, 2011 and the fiscal 2012 results only include four months of activity compared to six months in the prior year. The prior fiscal year first quarter sales included unusually high volume that was not repeated in fiscal year 2012.

A net gain on the sale of Villa of $7.4 million was recognized during the first six months of fiscal 2012.

Net income for the first half of fiscal 2012, which includes the gain on the disposal of Villa, was $8.0 million, or $2.07 per basic and diluted share, compared to net income of $1.4 million, or $0.63 per basic and diluted share, in the first six months of fiscal 2011.

BACKLOG

Consolidated backlog at January 28, 2012 was $3.5 million compared to $4.4 million at July 30, 2011. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

DGT Holdings' balance sheet at January 28, 2012 reflected working capital of $47.5 million, which included $45.7 million of cash.

The current cash balance, net of debt is $43.3 million, or $11.27 per share.

COMMENTS

John J. Quicke, DGT Holdings' President and Chief Executive Officer, commented, "Our second quarter results reflect a modest increase in sales over the prior fiscal year, and an increase in gross margin due to the higher sales and favorable product mix. We continue to actively monitor ways to enhance shareholder value."

ABOUT DGT HOLDINGS

DGT Holdings Corp. manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications through its Power Conversion Group's RFI Corporation subsidiary.

The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DGT HOLDINGS CORP.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Sales	$3,033	$2,488	$5,635	$4,735
Cost of Sales	1,934	2,212	3,648	3,917

Gross Margin	1,099	276	1,987	818

Selling, General and Administrative	1,318	1,025	2,585	2,141
Research and Development	31	36	80	77
Total Operating Expenses	1,349	1,061	2,665	2,218

Operating Loss	(250)	(785)	(678)	(1,400)

Interest income (expense), net	45	(16)	44	(45)
Other Income (Expense)	--	--	--	--

Net Loss Before Income Tax Provision	(205)	(801)	(634)	(1,445)
Income Tax Provision	38	--	38	1

Net Loss from Continuing Operations	(243)	(801)	(672)	(1,446)

Income from Discontinued Operations, net of tax	8,005	1,931	8,634	2,849

Net Income	$7,762	$1,130	$7,962	$1,403

Net Income (Loss) Per Basic and Diluted Share:
Continuing Operations	$(0.06)	$(0.30)	$(0.17)	$(0.64)
Discontinued Operations	2.08	0.73	2.24	1.27
Net Income Per Basic and Diluted Share	$2.02	$0.43	$2.07	$0.63

Weighted Average Number of Common Shares
Outstanding (in thousands)*:
Basic	3,841	2,653	3,854	2,235
Diluted	3,841	2,653	3,854	2,235

* Adjusted for 1 for 50 and 4 for 1 stock splits effective January 6, 2011

DGT HOLDINGS CORP.
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	January 28,	July 30,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$43,274	$23,629
Restricted cash	2,422	--
Trade receivables, net	1,506	1,569
Inventories	1,848	1,708
Prepaid expenses and other current assets	195	223
Current assets of discontinued operations	--	25,716
Total current assets	49,245	52,845

NON-CURRENT ASSETS:
Property plant and equipment, net	4,217	4,651
Deferred income taxes	--	571
Other assets	742	95
Non-current assets of discontinued operations	--	5,139
Total non-current assets	4,959	10,456
TOTAL ASSETS	$54,204	$63,301

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$79	$82
Accounts payable – trade	556	730
Accrued expenses	1,069	878
Current liabilities of discontinued operations	--	13,008
Total current liabilities	1,704	14,698

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,319	2,355
Deferred income taxes	507	--
Non-current liabilities of discontinued operations	--	1,950
Total non-current liabilities	2,826	4,305
Total liabilities	4,530	19,003

SHAREHOLDERS' EQUITY:
Total shareholders' equity	49,674	44,298
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$54,204	$63,301
CONTACT: DGT HOLDINGS CORP.
         John J. Quicke
         Chief Executive Officer

         Mark A. Zorko
         Chief Financial Officer
         (631) 231-6400 ext. 323
         mzorko@dgtholdings.com